Exhibit 4(c).4

Indemnity Deed Poll

Dated:       10 September 2009

WESTPAC BANKING CORPORATION ABN 33 007 457 141 of 275 Kent Street, Sydney NSW 2000 (“Westpac”)

INDEMNITY DEED POLL

DATED:

DEED POLL BY:     WESTPAC BANKING CORPORATION ABN 33 007 457 141 of 275 Kent Street, Sydney NSW 2000  (“Westpac”)

IN FAVOUR OF:     Each:

(a)  person who is (or has been) a director of Westpac (each a “Westpac Director”)

(b)  person who is (or has been) a statutory officer of Westpac (including each secretary, responsible officer and responsible manager of Westpac), excluding each Westpac Director, (each a “Westpac Beneficiary”);

(c)  person who is (or has been) a director or other statutory officer (including each secretary, responsible officer and responsible manager) of a Subsidiary Company (each a “Subsidiary Beneficiary”); and

(d)  Nominated Beneficiary.

RECITALS

A.            Westpac wishes to indemnify the directors and other statutory officers of the companies in the Westpac group in certain circumstances.  Westpac has entered into separate Deeds of Indemnity and Access with Westpac Director.  Under this Deed, Westpac provides an indemnity in favour of Westpac Beneficiaries, Subsidiary Beneficiaries and Nominated Beneficiaries.

B.            Westpac wishes to, under this deed, agree to provide Directors’ and Officers’ Insurance to the Westpac Directors and Subsidiary Directors.

C.            The entry by Westpac into this deed will assist Westpac, the Subsidiary Companies and Nominated Companies to recruit and retain directors and officers of an appropriate standard.

D.            Westpac considers it reasonable in the circumstances and in the best interests of Westpac to so indemnify the Westpac Beneficiaries, Subsidiary Beneficiaries and Nominated Beneficiaries and to agree to provide Directors’ and Officers’ Insurance to Westpac Directors and Subsidiary Directors and to provide, as and when necessary, the other benefits under this deed when the necessary conditions set out in this deed are satisfied.

E.             This deed is intended to give effect to the terms of clause 19 (Indemnity and Insurance) of the Constitution.

OPERATIVE PROVISIONS

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this deed, unless a contrary intention appears:

“Act” means any actual or alleged act, error, statement, misstatement, misleading statement, omission, neglect or breach of duty made, committed or attempted by an Indemnified Beneficiary (either alone or jointly with one or more other persons) relating to, involving, arising out of or in any way connected to the conduct of the Indemnified Beneficiary as a director or other statutory officer of a Company.

“Appointment Period” means the period during which the Westpac Director or the Subsidiary Director (as relevant) holds office as a director of Westpac or a Subsidiary Company.

“Business Day” means any day other than Saturday, Sunday or public holiday on which Australian banks are open for business in Sydney, New South Wales.

“Business Hours” means the hours between 9.00am and 5.00pm, on a Business Day.

“Claim” means any legal proceedings (whether civil or criminal), any administrative proceedings, any arbitral proceedings, any mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceedings) or any investigation or inquiry by any Regulatory Authority or External Administrator relating to, involving, arising out of or in any way connected with any Act, or any written or oral threat, complaint or demand that might reasonably result in the Indemnified Beneficiary apprehending that any such proceedings, investigation or inquiry might be initiated.

“Company” means Westpac, a Subsidiary Company or a Nominated Company.

“Constitution” means the constitution of Westpac in force from time to time.

“D&O Policy” means an insurance policy provided by and maintained with a reputable insurance company for the benefit of (amongst others) each Westpac Director and each Subsidiary Director which insures the director against liability for acts or omissions of the director in their capacity (or, following the Appointment Period, former capacity) as a director of Westpac or a Subsidiary Company (as relevant).

“External Administrator” means a liquidator, provisional liquidator or controller or an administrator.

“Indemnified Beneficiary” means each Westpac Beneficiary, each Subsidiary Beneficiary and each Nominated Beneficiary.

“Insurance Period” means the period commencing on the earlier of:

i)              the date the Westpac Director or the Subsidiary Director became a director of Westpac or a Subsidiary Company (as relevant); and

ii)             in the case of a Subsidiary Director, the date that Subsidiary Company became a wholly owned Subsidiary of Westpac,

and ending on the earlier of:

iii)            the seventh anniversary of the date on which the director ceases to hold office as a director of the relevant Company; and

iv)                                  in the case of a Subsidiary Director, the date that the Subsidiary Company ceases to be a wholly owned Subsidiary of Westpac.

“Nominated Beneficiary” means each person, who is (or has been) a director or other statutory officer (including a secretary, responsible officer or responsible manager) of a company that is not Westpac or a Subsidiary Company, who has received written confirmation from a Nominated Westpac Officer that they are a Nominated Beneficiary and that the terms of this deed, as they relate to Nominated Beneficiaries, apply to them.

“Nominated Company” a company, that is not Westpac or a Subsidiary Company, in respect of which a Nominated Beneficiary acts as a director or other statutory officer.

“Nominated Westpac Officer” means an officer of Westpac authorised under delegated authority or Westpac policy to approve the entry by Westpac into a contractual indemnity.

“Regulatory Authority” means the Australian Securities and Investments Commission, the Australian Prudential Regulation Authority, a department of any Australian government, a public authority, or an instrumentality or agency of the Crown in right of the Commonwealth, in right of a State or in right of a Territory or the equivalent of any of them in any other jurisdiction.

“Subsidiary” has the meaning given to that expression in section 9 of the Corporations Act 2001 (Cth).

“Subsidiary Company” means any company which is a wholly owned Subsidiary of Westpac (excluding those Subsidiary companies, other than St. George Bank Limited, which are included in the official list of a prescribed financial market, as that phrase is used in Part 1.2A of the Corporations Act 2001 (Cth)).

“Subsidiary Director” means each person who is (or has been) a director of a Subsidiary Company.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules of interpretation apply unless the context requires otherwise:

(a)           the singular includes the plural and conversely;

(b)           a gender includes all genders;

(c)           where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)           a reference to a person includes a body corporate, an unincorporated body or other entity and conversely and, in the case of a natural person, includes a reference to that person’s personal representatives, executors, administrators and successors;

(e)           a reference to a clause, paragraph, schedule or annexure is to a clause of, a paragraph of, a schedule to or an annexure to, this deed and a reference to this deed includes any schedules and annexures;

(f)            a reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this deed;

(g)           a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it;

(h)           a reference to a specific time for the performance of an obligation is a reference to that time in the State, Territory or other place where that obligation is to be performed;

(i)            a reference to writing includes typewriting, printing, lithography, photography and any other method of representing or reproducing words, figures or symbols in a permanent and visible form;

(j)            mentioning anything after include, includes or including does not limit what else might be included;

(k)           where the day on or by which any sum is payable under this deed or any act, matter or thing is to be done is a day other than a Business Day such sum shall be paid and such act, matter or thing shall be done on the next succeeding Business Day;

(l)            a word or phrase defined in the Corporations Act 2001(Cth) has the same meaning when used in this deed;

(m)          a reference to an article of the Constitution is a reference to that article as at the date of this deed and includes any variation of or amendment to that article and any provision in substitution of that article ; and

(n)           any reference to a director ceasing to hold office shall be construed as not including any retirement of a director if, being eligible and offering himself or herself for re-election, a director is re-elected at the annual general meeting at which the director retired.

2.            INDEMNITY

2.1           Westpac indemnifies each Indemnified Beneficiary to the fullest extent permitted by law with respect to all loss, cost and expense (together called “Loss”) in relation to:

i)              every liability incurred by the Indemnified Beneficiary in its capacity as a director or other statutory officer of a Company (except a liability for legal costs); and

ii)             all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the Indemnified Beneficiary becomes involved because of its capacity as a director or other statutory officer of a Company, subject to the provisions in this Deed and in particular the exclusions in clause 2.6.

2.2           Subject to clause 3.7, if an Indemnified Beneficiary becomes liable to pay any amount for which the Indemnified Beneficiary is or is entitled to be indemnified under this deed, Westpac must indemnify the Indemnified Beneficiary by paying that amount to the person to which that amount is due within 30 days of the date on which the Indemnified Beneficiary provides evidence satisfactory to Westpac that the Indemnified Beneficiary is liable to pay that amount and is entitled to be indemnified under this deed.

2.3           It is not necessary for an Indemnified Beneficiary to incur any expense or make any payment before enforcing the right of indemnity under clause 2.1.

2.4           Subject to this deed and in particular clauses 2.6 and 5, the indemnification provided under clause 2.1:

(i)            has effect in respect of Acts prior to the date of this deed and in respect of any liability which has been incurred prior to the date of this deed;

(ii)           continues in full force and effect irrespective of one or more previous applications of the right to be indemnified; and

(iii)          continues in full force and effect in relation to any Act occurring or arising during each Indemnified Beneficiary’s period in office even if the Indemnified Beneficiary has ceased to be a director or other statutory officer of a Company before a claim is made by the Indemnified Beneficiary under this deed.

2.5           If an Indemnified Beneficiary is insured or entitled to the benefit of any contract of insurance in respect of any liability, costs or expenses for which the Indemnified Beneficiary is entitled to indemnification under this deed, the Indemnified Beneficiary must make and pursue a claim under that insurance and, if Westpac has already made a payment under this deed in respect of that liability or those costs or expenses to which that insurance will respond, the Indemnified Beneficiary must, forthwith upon receipt, pay or direct payment to Westpac of the proceeds of that insurance.

2.6           Nothing in this clause 2 gives rise to an agreement to indemnify the Indemnified Beneficiary in respect of:

(i)            any Loss arising out of conduct involving a lack of good faith on the part of the Indemnified Beneficiary;

(ii)           any Loss to the extent caused by or rising from an act or omission of the Indemnified Beneficiary prior to:

A)                                  in the case of a Subsidiary Beneficiary, the relevant Company becoming a wholly owned Subsidiary of Westpac; or

B)            in the case of a Nominated Beneficiary, the Nominated Beneficiary receiving confirmation from a Nominated Westpac Officer that they are a Nominated Beneficiary;

(iii)          any Loss to the extent indemnity in respect of that Loss is prohibited or would be made void under the Corporations Act (or any other law) from time to time (including section 199A of the Corporations Act) or, to the extent applicable, under any later version of the Corporations Act or other applicable law;

(iv)          any Loss to the extent indemnity in respect of that Loss is prohibited by the Constitution;

(v)           any Loss to the extent to which such Loss cannot be indemnified without shareholder approval (if no such shareholder approval has been obtained), such as any benefit given in connection with retirement under section 200A of the Corporations Act;

(vi)          any Loss to the extent the it is indemnified by an insurance policy which benefits the Indemnified Beneficiary and only to the extent that the Indemnified Beneficiary recovers under that insurance policy;

(vii)         any Loss unless reasonable particulars of the relevant act or omission (and of the amount of the Loss, to the extent known) are given to Westpac in writing prior to midnight on the day which is the seventh anniversary after the Indemnified Beneficiary last ceases to be a director or other statutory officer of a Company; or

(viii)        any Loss to the extent it is caused by or arises from acts or omissions of the Indemnified Beneficiary after the effective date of revocation by Westpac, in accordance with this deed, of the benefit of this deed from the Indemnified Beneficiary.

3.             PROCEEDINGS

3.1           Westpac may, by written notice to the Indemnified Beneficiary, do any one or more of the following in relation to any Claim :

(i)            assume the conduct, or defence of the Claim;

(ii)           institute a crossclaim or counterclaim to the Claim;

(iii)          negotiate a settlement of the Claim;

(iv)          agree to any form of alternative dispute resolution (including mediation) in relation to the Claim; or

(v)           subject to clause 3.6, retain lawyers to act on behalf of both the Indemnified Beneficiary and Westpac in relation to the Claim,

and if Westpac does any of the above, the conduct of the Claim will (to that extent) be under the management and control of Westpac or its insurers.

3.2           In undertaking any of the things permitted under clause 3.1, Westpac must, subject to any contrary direction from or requirement of its insurers, have regard to the principle that the reputation of the Indemnified Beneficiary should not unnecessarily be injured.

3.3           The Indemnified Beneficiary must:

(i)            give notice to Westpac promptly upon becoming aware of any Claim, or circumstances which may give rise to a Claim, against the Indemnified Beneficiary that may give rise to a right to be indemnified under this deed;

(ii)           take such action as Westpac reasonably requests, including action to avoid, dispute, resist, bring an appeal on, compromise or defend any Claim or any adjudication of any Claim;

(iii)          not make any admission of liability in respect of or settle any Claim without the prior written consent of Westpac;

(iv)          upon request by Westpac, render all reasonable assistance and co-operation to Westpac in the conduct of any Claim including, without limitation, providing Westpac with any documents, authorities and directions that Westpac may reasonably require for the prosecution or advancement of any Claim, cross-claim or counterclaim that is, in the opinion of the Indemnified Beneficiary acting reasonably and in good faith, lawful, true and not misleading; and

(v)           upon request by Westpac, do anything reasonably necessary or desirable to enable Westpac (so far as it is possible) to be subrogated to and enjoy the benefits of the Indemnified Beneficiary’s rights in relation to any Claims against any third party and render such assistance as may be reasonably requested by Westpac for that purpose.

3.4           The Indemnified Beneficiary is entitled to be reimbursed by Westpac for actual costs and expenses reasonably incurred by the Indemnified Beneficiary in taking action pursuant to clause 3.3(ii) or providing assistance pursuant to clause 3.3 (iv) and (v).

3.5           Before compromising or settling any Claim, Westpac must give written notice to the Indemnified Beneficiary of its intention to do so and of the proposed terms of that compromise or settlement and if, within such reasonable time as is specified in that notice, the Indemnified Beneficiary objects to the proposed terms and states that the Indemnified Beneficiary wishes to contest or continue the Claim, Westpac shall immediately relinquish to the Indemnified Beneficiary conduct of the Claim and Westpac’s liability under this deed in respect of that Claim shall not exceed the amount for which the Claim could have been compromised or settled, at the time the notice was given by Westpac to the Indemnified Beneficiary, on those proposed terms, inclusive of costs and expenses actually incurred up to that time.

3.6           Nothing in this deed prohibits the Indemnified Beneficiary from engaging separate legal or other representation and participating in any Claim but any expenses incurred by the Indemnified Beneficiary in so doing shall be paid or reimbursed by Westpac only to the extent that those expenses are:

(i)            incurred prior to Westpac assuming conduct of that Claim;

(ii)           incurred with the prior written authority of Westpac; or

(iii)          reasonable and are incurred in circumstances where Westpac has refused to authorise separate representation or participation and there is a reasonable likelihood that the interests of the Indemnified Beneficiary and of Westpac would conflict were the same lawyers to act on behalf of both the Indemnified Beneficiary and Westpac.

3.7           If the Indemnified Beneficiary fails to perform an obligation referred to in clause 3.3 to the material prejudice of Westpac in relation to that Claim, Westpac is relieved from each and every obligation under this deed in respect of that Claim.

4.             PAYMENT OF COSTS BEFORE THE OUTCOME OF PROCEEDINGS IS KNOWN

4.1           Subject to clause 3.7, Westpac will at the request of the Indemnified Beneficiary pay, or reimburse, the Indemnified Beneficiary for all costs and expenses incurred by the Indemnified Beneficiary in respect of any Claim provided that if it is determined (whether before or after the outcome of any proceedings (including any appeal) is known and whether civil, administrative or criminal) in relation to that Claim that the Indemnified Beneficiary is not entitled to be indemnified under clause 2.1 in respect of those costs and expenses, the Indemnified Beneficiary must, within 30 days of being so notified by Westpac, pay to Westpac all amounts previously paid or reimbursed by Westpac in respect of that Claim. The amount to be paid shall be set out in the notice and, in the absence of manifest error, shall be conclusive evidence of the amount to be paid.

4.2           Once it has been determined under clause 4.1 that the Indemnified Beneficiary is not entitled to be indemnified under clause 2.1, Westpac shall have no further obligation to pay, or reimburse, the Indemnified Beneficiary for any further costs, expenses or other liabilities in respect of that Claim, whether or not incurred prior to that determination being made.

5.             REVOCATION

5.1           The benefit of this deed is automatically revoked in relation to a Subsidiary Beneficiary on the date that the Subsidiary Company, in respect of which that Subsidiary Beneficiary acts as a director or other statutory officer, ceases to be a wholly owned Subsidiary of Westpac and such revocation shall be effective with respect to any Loss to the extent caused by or arising from acts or omissions occurring on or after the effective revocation date.

5.2           Westpac may revoke the benefit of this Deed in respect of any Nominated Beneficiary by written notice to the last address given by that Nominated Beneficiary and such revocation shall be effective with respect to any Loss to the extent caused by or arising from acts or omissions occurring on or after the effective revocation date specified in the notice (which date must not be earlier than the date the notice is received at the address of the Nominated Beneficiary).

6.             DIRECTORS’ AND OFFICERS’ INSURANCE

6.1           Subject to clause 6.4, Westpac must maintain a D&O Policy during the Insurance Period in respect of each Westpac Director and each Subsidiary Director.

6.2           During the Insurance Period, Westpac must use its best endeavours to ensure that the terms of the D&O Policy, taken as a whole, are not less favourable to each Westpac Director than:

(i)            the terms of the D&O Policy applicable to the Westpac Director at the end of the Appointment Period; and

(ii)           the terms of the D&O Policy applicable to the directors of the Westpac during the Insurance Period.

6.3           If requested by a Westpac Director or a Subsidiary Director, Westpac must provide the director with a copy of each certificate of currency in respect of the D&O Policy issued from time to time by the Westpac’s insurance company.  Westpac must also provide the director with a copy of the D&O Policy within 30 days of any request from the director.

6.4           Westpac is not obliged to maintain the D&O Policy where to do so would contravene any law, but Westpac must give reasonable notice to each Westpac Director and each Subsidiary Director (as relevant) of its intention to terminate the D&O Policy under this clause.

7.             SEVERANCE

7.1           If any provisions of this deed are determined by any statute or any court to be illegal, invalid, void or voidable the legality or validity of the remainder of this deed shall not be affected and the illegal, invalid, void or voidable provisions shall be deemed deleted from this deed to the same extent and effect as if never incorporated in this deed but the remainder of this deed shall continue in full force and effect.

7.2           Clause 7.1 shall not be construed as permitting anything that would be contrary to public policy.

8.             AMENDMENT

This deed may be amended only be another deed executed by all parties who may be affected by the amendment.

9.             ASSIGNMENT

The rights and obligations of the Westpac Directors, Westpac Beneficiaries, Subsidiary Beneficiaries and Nominated Beneficiaries under this deed are personal.  They cannot be assigned, charged or otherwise dealt with, and no Westpac Director, Westpac Beneficiary, Subsidiary Beneficiary or Nominated Beneficiary may attempt or purport to do so, without the prior written consent of Westpac.

10.          WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this deed operate as a waiver.  Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

11.          NOTICES

11.1         Any notice or other communication given under this deed must be in writing:

(a)            directed to the intended recipient at the address last notified by the intended recipient to the sender; and

(b)           hand delivered or sent by prepaid post or facsimile to that address.

11.2         A notice given in accordance with clause 11.1 is taken to be received:

(a)           if hand delivered, on delivery;

(b)           if sent by prepaid post, three Business Days after the date of posting;

(c)                                  if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within eight (8) Business Hours after that transmission, the recipient informs the sender that it has not received the entire notice.

12.          GOVERNING LAW

This deed shall be governed by and construed in accordance with the law for the time being of New South Wales and the parties hereby submit to the courts of that State (and of all courts competent to hear appeals therefrom) in respect of all matters arising under this deed or relating to it.

Executed as a Deed Poll

This Deed was executed by Westpac Banking Corporation by its undersigned attorneys who declare that they have not received any notice of revocation of the Power of Attorney registered in the Office of the Registrar-General (NSW) Book 4299 No. 332 under which the instrument was executed:

/s/ Michael Johnston	/s/ Anna Sandham
Tier One Attorney	Tier One Attorney

Michael Johnston	Anna Sandham
Name of Tier One Attorney	Name of Tier One Attorney